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Compliance Manual

Effective 6/13/11

Ulf A. Skreppen

Chief Compliance Officer

One Gateway Center

Pittsburgh, PA 15222

412.566.1234

C.S. McKee, L.P.                    Page 1

C.S. McKee, L. P.

Written Supervisory Procedures (WSP)

Contents
WSP 1 GENERAL COMPLIANCE PROGRAM	6
WSP 1.1 Our Overall Fiduciary Responsibility	6
WSP 1.2 Roles and Responsibilities	6
WSP 1.3 Changes to our Written Policies and Procedures	7
WSP 1.4 Annual Review	7
WSP 1.5 Conflicts of Interest	7
WSP 1.6 “Access” Persons	7
WSP 1.7 Outside Employment/Directorships and Other Business Activities	8
WSP 1.7.1 Dartmouth Capital	8
WSP 1.8 Organization Chart	8
WSP 1.9 Reporting	9
WSP 1.91 Regulatory Filings	9
WSP 1.9.2 Marketing	9
WSP 1.9.3 Client Reporting	10
WSP 2 CODE OF ETHICS AS REQUIRED BY RULE 204A-1	11
WSP 2.1 Preamble	11
WSP 2.2 Policy Statement on Insider Trading	12
WSP 2.3 Restricted List	14
WSP 2.4 Prohibited Transactions	15
WSP 2.4.1 Access Persons	15
WSP 2.4.2 Registered Broker Representatives	17
WSP 2.5 Exempted Transactions	17

C.S. McKee, L.P.                    Page 2

WSP 2.6 Compliance Procedures with regards to Personal Trading	18
WSP 2.6.1 Pre-clearance Procedures	18
WSP 2.6.2 Disclosure of Personal Holdings	19
WSP 2.6.3 Quarterly Reporting Requirements	20
WSP 2.6.4 Annual Certification of Compliance with Code of Ethics	21
WSP 2.6.5 Reports to Compliance Officer	21
WSP 2.6.6 General Reporting Requirements	22
WSP 2.6.7 Excessive Trading	22
WSP 2.6.8 Conflict of Interest	23
WSP 2.6.9 Investing in Mutual Funds and/or Collective Trusts that we sub-advise.	23
WSP 2.7 Reporting of Violations to the Executive Committee	23
WSP 2.8 Annual Reporting to Executive Committee on Personal Investing.	24
WSP 2.9 Sanctions	24
WSP 2.10 Retention of Records	24
WSP 2.11 Gifts and Entertainment Policy	25
Exhibit A –Initial Report of Access Person	27
Exhibit B1 –Annual Report of Access Person	28
Exhibit B2 –Addendum to the Annual Report of Access Person	29
Exhibit C1 –Quarterly Report of Access Person	30
Exhibit C2 –Addendum to the Quarterly Report of Access Person	31
Exhibit D –Personal Securities Transactions Clearance Form	32
WSP 3 MONITORING CLIENT INVESTMENT GUIDELINES	33
WSP 3.1 The Review Process	33
WSP 3.1.1 Equity Restrictions	33
WSP 3.1.2 Fixed Income Restrictions	33
WSP 3.2 The Review Schedule	34
WSP 3.2.1 Investment Policies	34

C.S. McKee, L.P.                    Page 3

WSP 3.2.2 Allocations	34
WSP 3.2.3 Restrictions (Will be handled by Charles River in 2010)	34
WSP 3.2.4 Performance	34
WSP 3.3 New Client Procedures	34
WSP 3.4 Changes to Existing Client’s Guidelines	35
WSP 3.5 Cash Flows	35
WSP 4 TRADING POLICIES	36
WSP 4.1 Best Execution	36
WSP 4.2 Allocation Policies	36
WSP 4.2.1 Equity	36
WSP 4.2.2 Fixed Income	37
WSP 4.2.3 Cross Trades	37
WSP 4.3 Authorized Brokers List	37
WSP 4.4 Soft Dollar Policy	37
WSP 4.5 Trading Review	38
WSP 4.5.1 Transaction Review	38
WSP 4.5.2 Re-Allocation Review	38
WSP 4.5.2 Best Execution Review	38
WSP 4.5.3 Statement on “Specially Designated Nationals and Blocked Persons.”	39
WSP 4.5.4 Anti-Money Laundering Program	39
WSP 4.6 Trading Errors	39
WSP 4.7 IPO Policy	39
WSP 4.8 Procedures for Governing the McKee International Fund	40
WSP 4.8.1 Checks and Balances	40
WSP 4.8.2 Security Lending	41
WSP 4.9 Valuations	42
WSP 4.9.1 McKee International Fund	42

C.S. McKee, L.P.                    Page 4

WSP 4.9.2 Pricing Illiquid Securities	42
WSP 4.9.3 Reconciliations	42
WSP 4.9.4 Billing Procedures	43
WSP 5 PROXY POLICY	44
WSP 5.1 Objective	44
WSP 5.2 Policy	44
WSP 5.3 Procedures	44
WSP 5.4 Authorization to Vote Proxies	45
WSP 6 PRIVACY POLICY	46
WSP 7 BOOKS AND RECORDS RETENTION	48
WSP 8 EMPLOYEE TRAINING	49
WSP 8.1 All Employees	49
WSP 8.2 Licensed Broker Representatives	49
WSP 8.3 Chief Compliance Officer Training	49
WSP 9 BUSINESS COMMUNICATIONS	50
WSP 9.1 Email	50
WSP 9.2 Instant Messaging	50
WSP 9.3 Texting	50
WSP 10 BUSINESS CONTINUITY PLAN (BCP)	51
WSP 10.1 Our BCP Plan in Action	51
WSP 10.2 What type of Disasters have we reviewed.	51
WSP 10.3 How and who maintains our BCP?	52
WSP 10.4 Testing of our BCP Plan	52
WSP 11 INDEPENDENT AUDITS OF MCKEE	53
WSP 12 DEFINITIONS	54

C.S. McKee, L.P.                    Page 5

WSP 1 General Compliance Program

WSP 1.1 Our Overall Fiduciary Responsibility

It is important to recognize that C.S. McKee, L.P. acts as a fiduciary in the execution of its responsibilities as an investment manager. As a registered investment adviser, and as a fiduciary to our clients, C.S. McKee,

L.P. is required, among other things, to ensure that its investment advice is suitable to the client’s objectives, needs and circumstances, obtains background information as to the client’s financial circumstances, investment objectives, investment restrictions and risk tolerance, among other things, and provide its advisory services consistent with the client’s objectives, etc. based upon the information provided by each client.

Also, as a fiduciary, C.S. McKee, L.P. has the duty and a responsibility to act in the utmost good faith and in the best interests of the client and to always place the client’s interests first and foremost. As part of this duty, a fiduciary and an adviser must eliminate conflicts of interest, whether actual or potential, or make full and fair disclosure of all material facts of any conflicts so a client, or prospective client, may make an informed decision in each particular circumstance.

McKee represents that it will inform clients of any changes that may materially impact our ability to perform as a fiduciary.

WSP 1.2 Roles and Responsibilities

Chief Investment Officer – Greg Melvin

The CIO has overall responsibility for the investment process. The firm’s investment professionals responsible for the particular client relationship have the primary responsibility for determining and knowing each client’s circumstances and managing the client’s portfolio in a manner consistent with the client’s objectives.

Chief Compliance Officer – Ulf Skreppen

The Chief Compliance Officer has the responsibility for monitoring the investment processes policy, practices, disclosures and recordkeeping for the firm.

Assistant Chief Compliance Officer – Len Boss

The Assistant Chief Compliance Officer primary duties are to back up the Chief Compliance Officer.

C.S. McKee, L.P.                    Page 6

Executive Assistant – Karen Gray

The Executive Assistant supports the Chief and Assistant Chief Compliance Officer.

WSP 1.3 Changes to our Written Policies and Procedures

The compliance group meets as necessary to research and recommend modifications to our written policies and procedures.

Material modifications are presented to the Executive Committee as a matter of communication.

Changes that are adopted by the compliance group are incorporated in our written supervisory procedures and communicated to the appropriate parties.

WSP 1.4 Annual Review

The Chief Compliance Officer reports to the Executive Committee of C.S. McKee, L.P. annually relating to overall firm compliance. The annual review will include a current risk and gap analysis and recommendations to improve our internal compliance program.

During the course of each year, the Compliance staff may conduct testing of emails, cross-trades, transactions, personal trades, business continuity procedures, etc and summarize our findings to the Executive Committee as a matter of communication.

WSP 1.5 Conflicts of Interest

Conflicts of interest, or potential conflicts of interest, are reviewed as an agenda item at the quarterly Executive Committee meeting. To the degree that any such conflicts or potential conflicts are discussed, minutes are maintained by the Secretary of the Executive Committee.

Any employee believing that a conflict or potential conflict exists for an employee at McKee should immediately make a member of the Executive Committee aware of the pertinent circumstances in order that the item can be addressed on an intra-meeting basis if necessary.

WSP 1.6 “Access” Persons

Effective 5/31/10, all full-time employees will be considered “Access” persons.

C.S. McKee, L.P.                    Page 7

WSP 1.7 Outside Employment/Directorships and Other Business Activities

Employees of McKee are required to seek and receive approval from the Chief Executive Officer at C.S. McKee, before accepting any position involving outside employment/directorships, or any other business activities.

The Chief Executive Officer is required to receive majority approval from the Executive Committee at C.S. McKee, before accepting any outside employment/directorship, or any other business activity.

WSP 1.7.1 Dartmouth Capital

Greg Melvin also serves as the President of Dartmouth Capital Advisors, Inc. Trades executed by Mr. Melvin in this capacity are reviewed by either the Assistant Chief Compliance officer or Chief Compliance Officer in order to ensure that no conflicts with trades executed at C.S. McKee occur.

WSP 1.8 Organization Chart

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C.S. McKee, L.P.                    Page 8

WSP 1.9 Reporting

WSP 1.91 Regulatory Filings

•	McKee’s ADV Part I is filed annually with the SEC and can be obtained at

(http://www.adviserinfo.sec.gov/IAPD/Content/Search/iapd_OrgSearch.aspx) by searching for CRD

Number 119167.

•	McKee’s ADV Part II is available by contacting the Compliance Staff at 412-566-1234.

•	Existing clients will be notified if ADV Part I and Part II are materially amended.

•	ADV Part II will be offered annually to existing clients.

•	Form 13F is filed within 45 days of the previous quarter-end.

•	Form 13G is filed on an as needed basis.

WSP 1.9.2 Marketing

•	The Chief Compliance Officer will approve all disclosures and notify the appropriate parties as a matter of communication.

•

For advertisements with performance, net performance must be shown. Gross of fee performance may also be shown, however only in equal prominence to net of fee performance. Performance must be clearly labeled Gross or Net. If performance numbers are on a page other than the disclosure page, references from the performance page to the disclosure page must be made.

•	(Printed Advertisements) Schedules with performance related data must

1.	Direct the reader to the page were full disclosure is shown

2.	Or the entire full disclosure must be on the page.

•	(Electronic Advertisements) Schedules with performance related data must include or point to the following disclosure.

C.S. McKee, L.P.                    Page 9

C.S. McKee is an independent registered investment advisor, specializing in institutional and retail investment management services, utilizing a variety of investment strategies and styles. C.S. McKee claims compliance with the Global Investment Performance Standards (GIPS®). All performance results are expressed in U.S. dollars. Past performance is not indicative of future results. Performance assumes the reinvestment of all dividends and capital gains. For a complete list and description of composites and/or a full disclosure presentation that adheres to the GIPS® standards, please contact – C.S. McKee, L.P. at 412-566-1234 or click here.

•	Schedules that include our International Fund must also disclose the following.

The McKee Intl. Mutual Fund performance is shown net of fees. In addition to the normal risks associated with equity investing, international investing may involve risk of capital loss from unfavorable fluctuations in currency values, from differences in generally accepted accounting principles or from economic or political instability in other nations. The performance data quoted represents past performance and the investment return and principal value of an investment will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than their original cost. For a copy of C.S. McKee’s most recent prospectus for the Intl. Mutual Fund, click here.

•	Only Licensed Representatives may market the McKee International Fund. All International Fund prospects should receive the most recent prospectus.

•	All prospects must be offered the following two documents

1.	Full disclosure presentation that adheres to the GIPS® standards.

2.	Prospects must receive ADV Part II 48 hours prior to signing a contract.

•	Advertisements/Brochures/RFP should be kept on file for inspection by the Chief Compliance Officer and/or Regulatory agencies.

WSP 1.9.3 Client Reporting

•	McKee’s Institutional clients, at a minimum, receive statements on a quarterly basis.

•	Monthly and Adhoc reports are available upon a client’s request.

•	McKee can and will supply third-parties (i.e. consultants) with reports at our client’s request.

•

McKee has a robust technological infrastructure to facilitate the reporting needs of our clients and their consultants. Please contact the Operations Manager for additional information at 412-566- 1234.

C.S. McKee, L.P.                    Page 10

WSP 2 Code of Ethics as required by Rule 204A-1

WSP 2.1 Preamble

This Code of Ethics is being adopted in compliance with the requirements of Rule 17j-1 (the "Rule") adopted by the United States Securities and Exchange Commission under the Investment Company Act of 1940 (the "Act"), and Sections 204A and 206 of the Investment Advisers Act of 1940 (the “Advisers Act”), specifically Rule 204-2 there-under, to effectuate the purposes and objectives of those provisions. Section 204A of the Advisers Act requires the establishment and enforcement of policies and procedures reasonably designed to prevent the misuse of material, nonpublic information by the investment adviser. Rule 204-2 imposes recordkeeping requirements with respect to personal securities transactions of advisory representatives (defined below). Rule 17j-1 of the Investment Company Act and Section 206 of the Advisers Act make the following activities unlawful for certain persons, including any employee of C.S. McKee, L.P. (the “Firm”) in connection with the purchase or sale by such person of a security held or to be acquired by any Portfolio or any Fund managed by the Firm:

1.	To employ a device, scheme or artifice to defraud a Portfolio, a Fund, any client or prospective client;

2.

To make to a Portfolio, a Fund, any client or prospective client, any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances in which they are made, not misleading;

3.	To engage in any act, practice or course of business which operates or would operate as a fraud or deceit upon a Portfolio, a Fund, any client or prospective client; or

4.

Acting as principal for his/her own account, knowingly to sell any security to or purchase any security from a client, or acting as a broker for a person other than such client, knowingly to effect any sale or purchase of any security for the account of such client, without disclosing to such client in writing before the completion of such transaction the capacity in which he/she is acting and obtaining the consent of the client to such transaction. The prohibitions of this paragraph (4) shall not apply to any transaction with a customer of a bank broker or dealer if such broker or dealer is not acting as an investment adviser in relation to such transaction; or

5.	To engage in any act, practice, or course of business that is fraudulent, deceptive or manipulative.

This Code contains provisions reasonably necessary to prevent persons from engaging in acts in violation of the above standard and procedures reasonably necessary to prevent violations of the Code. In addition, this

C.S. McKee, L.P.                    Page 11

code provides for Safeguarding of client assets from conversion or inappropriate use by advisory personnel according to Rule 206(4)-7.

McKee’s standard of business conduct (Code) requires that supervised employees of the firm comply with all federal, state, and local securities laws.

The Executive Committee of the Firm adopts this Code of Ethics. This Code is based upon the principle that the Executive Committee members and officers of the Firm, and certain affiliated persons of the Firm, owe a fiduciary duty to, among others, the clients of the Firm to conduct their affairs, including their personal securities transactions, in such a manner as to avoid (i) serving their own personal interests ahead of clients; (ii) taking inappropriate advantage of their position with the Firm; and (iii) any actual or potential conflicts of interest or any abuse of their position of trust and responsibility. This fiduciary duty includes the duty of the Compliance Officer of the Firm to report violations of this Code of Ethics to the Firm's Executive Committee and to the Board of Directors of any Fund of advised or sub-advised by the Firm.

WSP 2.2 Policy Statement on Insider Trading

The Firm forbids any officer, Executive Committee member or employee from trading, either personally or on behalf of others, including accounts managed by the Firm, on material nonpublic information or communicating material nonpublic information to others in violation of the law. This conduct is frequently referred to as "insider trading." The Firm's policy applies to every officer, Executive Committee member and employee and extends to activities within and outside their duties at the Firm. Any questions regarding the Firm's policy and procedures should be referred to the Compliance Officer.

The term "insider trading" is not defined in the federal securities laws, but generally is used to refer to the use of material nonpublic information to trade in securities (whether or not one is an "insider") or to communications of material nonpublic information to others.

While the law concerning insider trading is not static, it is generally understood that the law prohibits:

1.	trading by an insider, while in possession of material nonpublic information, or

2.	trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated, or

3.	communicating material nonpublic information to others.

C.S. McKee, L.P.                    Page 12

The concept of "insider" is broad. It includes officers, Executive Committee members and employees of a company. In addition, a person can be a "temporary insider" if he or she enters into a special confidential relationship in the conduct of a company's affairs and as a result is given access to information solely for the company's purposes. A temporary insider can include, among others, a company's attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, the Firm may become a temporary insider of a company it advises or for which it performs other services. For that to occur the company must expect the Firm to keep the disclosed nonpublic information confidential and the relationship must at least imply such a duty before the Firm will be considered an insider.

Trading on inside information is not a basis for liability unless the information is material. "Material information" generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company's securities. Information that officers, Executive Committee members and employees should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Information is nonpublic until it has been effectively communicated to the market place. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.

Before trading for yourself or others in the securities of a company about which you may have potential inside information, ask yourself the following questions:

i.

Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed?

ii.	Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the marketplace?

If, after consideration of the above, you believe that the information is material and nonpublic, or if you have questions as to whether the information is material and nonpublic, you should take the following steps.

i.	Report the matter immediately to the Firm’s Compliance Officer.

ii.	Do not purchase or sell the securities on behalf of yourself or others.

C.S. McKee, L.P.                    Page 13

iii.	Do not communicate the information inside or outside the Firm, other than to the Firm’s Compliance Officer.

iv.

After the Firm’s Compliance Officer has reviewed the issue, you will be instructed to continue the prohibitions against trading and communication, or you will be allowed to trade and communicate the information.

Information in your possession that you identify as material and nonpublic may not be communicated to anyone, including persons within the Firm, except as provided above. In addition, care should be taken so that such information is secure. For example, files containing material nonpublic information should be sealed; access to computer files containing material nonpublic information should be restricted.

The role of the Firm’s Compliance Officer is critical to the implementation and maintenance of the Firm’s policy and procedures against insider trading. The Firm's Supervisory Procedures can be divided into two classifications - prevention of insider trading and detection of insider trading.

To prevent insider trading, the Firm will:

i.	provide, on a regular basis, information necessary to familiarize officers, Executive Committee members and employees with the Firm's policy and procedures, and

ii.	when it has been determined that an officer, Executive Committee member or employee of the Firm has material nonpublic information,

1.	implement measures to prevent dissemination of such information, and

2.	if necessary, restrict officers, Executive Committee members and employees from trading the securities.

To detect insider trading, a Compliance Officer will:

i.	review the trading activity reports filed by each officer, Executive Committee member and employee, and

ii.	review the trading activity of accounts managed by the Firm.

WSP 2.3 Restricted List

The Head trader emails the Chief Compliance Officer when a trade is currently underway. These emails are referenced when the CCO is asked to pre-approve a personal trade for an employee.

C.S. McKee, L.P.                    Page 14

WSP 2.4 Prohibited Transactions

No access person or advisory representative shall engage in any act, practice or course of conduct, which would violate the provisions of Rule 17j-1 of the Investment Company Act or Section 206 of the Investment Advisers Act as set forth above.

WSP 2.4.1 Access Persons

Except as provided in WSP 2.5 below, no access person shall:

purchase or sell, directly or indirectly, any security in which he/she has or by reason of such transaction acquires, any direct or indirect beneficial ownership and which to his/her actual knowledge at the time of such purchase or sale:

(a)	is being considered for purchase or sale by any Portfolio or Fund managed by the Firm, or

(a)	is being purchased or sold by any Portfolio or Fund managed by the Firm; or

(a)	disclose to other persons the securities activities engaged in or contemplated for the various Portfolios or Funds managed by the Firm.

(a)	acquire a beneficial interest in any securities in an initial public offering ("IPO") or other limited offerings commonly referred to as private placements.

(a)

accept or give any gift or other thing of more than de minimus value from any person or entity that does business with or on behalf of the Firm. For purposes of this Code, “de minimus” shall be considered to be the annual receipt of gifts from the same source valued at $500 or less per individual recipient, when the gifts are in relation to the Firm’s business.

(a)

profit in the purchase and sale, or sale and purchase, of the same (or equivalent) securities within sixty (60) calendar days. Trades made in violation of this prohibition should be unwound, if possible. Otherwise, any profits realized on such short-term trades shall be subject to disgorgement to the appropriate Portfolio(s) or Fund(s) of the Firm.

a.

Exception: The compliance officer of the Firm may allow exceptions to this policy on a case-by-case basis when the abusive practices that the policy is designed to prevent, such as front running or conflicts of interest, are not present and the equity of the situation

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strongly supports an exemption. An example is the involuntary sale of securities due to unforeseen corporate activity such as a merger. [See Pre-Clearance Procedures below]. The ban on short-term trading profits is specifically designed to deter potential conflicts of interest and front running transactions, which typically involve a quick trading pattern to capitalize on a short-lived market impact of a trade by one of the Funds or Portfolios. The respective compliance officer shall consider the policy reasons for the ban on short-term trades, as stated herein, in determining when an exception to the prohibition is permissible. The compliance officer may consider granting an exception to this prohibition if the securities involved in the transaction are not (i) being considered for purchase or sale by a Fund or Portfolio that serves as the basis of the individual's "investment personnel" status or (ii) being purchased or sold by a Fund or Portfolio that serves as the basis of the individual's "investment personnel" status and, are not economically related to such securities. In order for a proposed transaction to be considered for exemption from the short-term trading prohibitions, the investment personnel must include documentation of trades completed within 60 days of the proposed trade. The compliance officer shall retain a record of exceptions granted and the reasons supporting the decision.

7.

Serve on the Board of Directors of any publicly traded company without prior authorization of the compliance officer of the Firm. Any such authorization shall be based upon a determination that the board service would be consistent with the interests of the Firm, any Portfolios or Funds. Authorization of board service shall be subject to the implementation by the Firm of "Chinese Wall" or other procedures to isolate such investment personnel from making decisions about trading in that company's securities. Notification of such directorships shall be made to the compliance officer of the Funds.

8.

buy or sell a security from the time the investment committee approves the transaction to two (2) calendar days after any portfolio of the Firm trades in that security. Any trades made within the proscribed period shall be unwound, if possible. Otherwise, any profits realized on trades within the proscribed period shall be disgorged to the appropriate client portfolio.

The Chief Compliance Officer relies on the Head Trader and/or Portfolio manager to notify him/her of securities in play so that the CCO can prevent employees from trading in the same securities.

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WSP 2.4.2 Registered Broker Representatives

In addition to the prohibitions listed in Section WSP 2.4.1 above, no registered broker representative shall engage in any of the following:

•

accept or give any gift or other thing of more than de minimus value from any person or entity that does business with or on behalf of the Firm. For purposes of this Code, “de minimus” shall be considered to be the annual receipt of gifts from the same source valued at $100 or less per individual recipient per year, when the gifts are in relation to the Firm’s Mutual Fund Business.

WSP 2.5 Exempted Transactions

Transactions described in WSP 2.4.1 above, which appear upon reasonable inquiry and investigation to present no reasonable likelihood of harm to a Fund or Portfolio and which are otherwise transacted in accordance with Investment Company Act Rule 17j-1 and Section 206 of the Investment Company Act may be permitted within the discretion of the compliance officer of the Firm on a case-by-case basis. Such exempted transactions may include:

1.	purchases or sales of securities which are not eligible for purchase by a Fund or Portfolio and which are not related economically to securities purchased, sold or held by the Fund or a Portfolio.

2.	securities of companies with a market capitalization in excess of $1 billion.

3.	purchases or sales of a de minimus amount of securities. A de minimus amount of securities shall be defined in this section of the Code of Ethics as:

4.	up to an aggregate $25,000 principal amount of a fixed income security within any three-consecutive month period;

5.	up to an aggregate 100 shares of an equity security within any three-consecutive month period; or

6.	any amount of securities if the proposed acquisition or disposition by a Fund or Portfolio is in the amount of 100 shares or less and the security is listed on a national securities exchange or the National Association of Securities Dealers Automated Quotation System.

7.	Securities which the access person, Fund and/or Portfolio has no influence or control, including:

•	purchases or sales effected in any account over which the access person has no direct or indirect influence or control;

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•	purchases or sales which are non-volitional on the part of either the access person or the Fund and/or Portfolio;

•	purchases which are part of an automatic dividend reinvestment plan or direct stock plan (pending pre-clearance of the original purchase); and

•

securities acquired by the exercise of rights issued pro rata by an issuer to all holders of a class of its securities (to the extent such rights were acquired from such issuer), and sales of such rights so acquired.

•	Holdings in direct obligations of the U.S. government, bankers’ acceptances, bank certificates of deposit, and registered open-end investment companies (unless sub-advised by McKee).

WSP 2.6 Compliance Procedures with regards to Personal Trading

With respect to the pre-clearance and reporting requirements contained herein, access persons shall pre-clear through and report to the compliance officer of the Firm.

WSP 2.6.1 Pre-clearance Procedures

All access persons should receive prior written approval from the Firm’s compliance officer, or other officer designated by the Executive Committee, before purchasing or selling securities in an account that such access person has beneficial ownership. The access person should request pre-clearance by completing, signing and submitting Personal Securities Transactions Pre-Clearance Form (Exhibit D) to the designated individual.

Pre-clearance approval will expire at the close of business on the trading date two (2) business days after the date on which authorization is received. For example, pre-clearance received Friday at 9:00 a.m. would expire as of the close of business Monday. If the trade is not completed before such pre-clearance expires, the access person is required to again obtain pre-clearance for the trade. In addition, if an access person becomes aware of any additional information with respect to a transaction that was pre-cleared, such person is obligated to disclose such information to the designated person prior to executing the pre-cleared transaction.

Access persons are excluded from pre-clearing securities purchased, sold or acquired in the following transactions:

(a)	purchases or sales affected in any account over which the access person has no direct or indirect influence or control.

(b)	purchases or sales which are non-volitional on the part of either the access person or a Fund or Portfolio.

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(c)	purchases which are part of an automatic dividend reinvestment plan or direct stock plan (pending pre-clearance of the original purchase).

(d)

securities acquired by the exercise of rights issued pro rata by an issuer to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

(e)

holdings in direct obligations of the U.S. government, bankers’ acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments and registered open-end investment companies are not disclosed transactions.

Exceptions: In the event that no Compliance officials and/or Designated Persons are available to pre-clear (traveling, busy, etc.), employees will be allowed to place a trade if they are certain that it has not violated the spirit of our Code of Ethics. In any case, the Designated Person must sign and date the pre-clearance form in a reasonable time-frame after the trade is placed and will be responsible for making sure that the trade did not violate the rules and spirit of this Code. This exception does NOT apply to IPO’s and/or Private Placements.

WSP 2.6.2 Disclosure of Personal Holdings

All access persons shall disclose to the compliance officer:

(a)

all personal securities holdings (including securities acquired before the person became an access person) within ten (10) days upon the later of commencement of employment or adoption of this Code of Ethics; and

(b)

(The name of any broker, dealer or bank with which the access person maintains an account in which any securities were held for the direct or indirect benefit of the access person must also be reported.

Holdings in direct obligations of the U.S. government, bankers’ acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments and registered open-end investment companies are not disclosed transactions.

The compliance officer of the Firm may, at its discretion, request access persons to provide duplicate copies of confirmation of each disclosed transaction in the accounts and account statements.

In addition to reporting securities holdings, every access person shall certify in their initial report that:

(a)	they have received, read and understand the Code of Ethics and recognize that they are subject thereto; and

C.S. McKee, L.P.                    Page 19

(b)

they have no knowledge of the existence of any personal conflict of interest relationship which may involve a Fund or Portfolio, such as any economic relationship between their transactions and securities held or to be acquired by a Fund or a Portfolio.

This initial report shall be made on the form attached as Initial Report of Access Person (Exhibit A) and shall be delivered to the compliance officer of the Firm.

WSP 2.6.3 Quarterly Reporting Requirements

All access persons shall disclose to the Firm’s compliance officer all personal securities transactions conducted during the period as of the calendar quarter ended within ten (10) days after quarter end. Transactions in direct obligations of the U.S. government, bankers’ acceptances, bank certificates of deposit, and registered open-end investment companies (unless sub-advised by McKee) are not disclosed transactions.

In addition to reporting securities holdings, every access person shall disclose quarterly the:

(a)

date of the transaction, title of the security, cusip, ticker, price the transaction was effected, interest rate and maturity date (if applicable), trade date, number of shares, and principal amount of each security involved;

(b)	the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(c)	the name of the broker, dealer or bank with or through whom the transaction was effected; and

(d)	the date the report is submitted to the compliance officer.

In addition, with respect to any account established by an access person in which any securities were held during the quarter for the direct or indirect benefit of the access person, the access person must provide:

(a)	the name of the broker, dealer or bank with whom the access person established the account;

(b)	the date the account was established; and

(c)	the date the report is submitted by the access person.

This quarterly report shall be made on the form attached as Securities Transactions for the Calendar Quarter Ended (Exhibit C1) and shall be delivered to the compliance officer of the Firm. In lieu of manually filling out all of the information required by the form, access persons may attach confirms and/or account statements to a signed form.

C.S. McKee, L.P.                    Page 20

WSP 2.6.4 Annual Certification of Compliance with Code of Ethics

All access persons shall disclose to the compliance officer of the Firm all personal securities holdings as of the calendar year ended within thirty (30) days after year end. Holdings in direct obligations of the U.S. government, bankers’ acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments and registered open-end investment companies are not disclosed holdings.

In addition to reporting securities holdings, every access person shall certify annually that:

(a)	they have read and understand the Code of Ethics and recognize that they are subject thereto;

(b)	they have complied with the requirements of the Code of Ethics; and that they have reported all personal securities transactions required to be reported pursuant to the requirements of the Code of Ethics;

(c)	they have not disclosed pending "buy" or "sell" orders for a Portfolio or Fund to any employees of any other Management Company, except where the disclosure occurred subsequent to the execution or withdrawal of an order; and

(d)	they have no knowledge of the existence of any personal conflict of interest relationship which may involve any Portfolio or Fund, such as any economic relationship between their transactions and securities held or to be acquired by a Fund or Portfolio; and

(e)	they have read and understand the Compliance manual.

This annual report shall be made on the form attached as Annual Report of Access Person (Exhibit B1) and shall be delivered to the compliance officer of the Firm.

In addition, Non-Access Personnel (all supervised employees including temporary interns) are required to acknowledge that they have received and understand the Compliance Manual and Code of Ethics.

WSP 2.6.5 Reports to Compliance Officer

The compliance officer of the Firm shall provide, by the twelfth (12) day after each quarter end, certification to the compliance officer of a Fund that, as of the prior quarter end:

(a)	the compliance officer of the Firm has collected all documentation required by the Code of Ethics and Rule 17j-1 and is retaining such documentation on behalf of the Fund;

(b)

there have been no violations to the Fund's Code of Ethics and, if there have been violations to the Fund's Code of Ethics, the violation has been documented and reported to the Fund's compliance officer; and

C.S. McKee, L.P.                    Page 21

(c)

the Firm has appointed appropriate management or compliance personnel, such as the compliance officer, to review transactions and reports filed by access persons under the Code of Ethics, and adopted procedures reasonably necessary to prevent Access Persons from violating the Firm's Code of Ethics.

Each quarter the compliance officer of the Firm shall also provide to the compliance officer of each Fund a list of access persons who are subject to the Fund's Code of Ethics and the name of the compliance officer of the Firm responsible for pre-clearing and reviewing personal securities transactions.

The compliance officer of the Firm shall provide such information, including, but not limited to, initial, quarterly and annual reports for all access persons, pre-clearance reports and approval for Short-term transactions, IPO and private placement securities, as is requested by the Fund's compliance officer.

WSP 2.6.6 General Reporting Requirements

The compliance officer of the Firm shall notify each access person that he or she is subject to this Code of Ethics and the reporting requirements contained herein, and shall deliver a copy of this Code of Ethics to each such person when they become an access person, or upon request.

Reports submitted pursuant to this Code of Ethics shall be confidential and shall be provided only to the officers and Executive Committee of the Firm and each Fund, counsel and/or regulatory authorities upon appropriate request.

WSP 2.6.7 Excessive Trading

The Firm understands that it is appropriate for access persons to participate in the public securities markets as part of their overall personal investment programs. As in other areas, however, this should be done in a way that creates no potential conflicts with the interests of any Fund or Portfolio. Further, it is important to recognize that otherwise appropriate trading, if excessive (measured in terms of frequency, complexity of trading programs, numbers of trades or other measure as deemed appropriate by the Fund's compliance officer, compliance officer of the Firm, or senior management at the Firm), may compromise the best interests of any Funds or Portfolios if such excessive trading is conducted during work-time or using Fund/Portfolio resources. Accordingly, if personal trading rising to such dimension as to create an environment that is not

C.S. McKee, L.P.                    Page 22

consistent with the Code of Ethics, such personal transactions may not be approved or may be limited by the compliance officer of the Firm.

WSP 2.6.8 Conflict of Interest

Every access person, shall notify the compliance officer of the Firm of any personal conflict of interest relationship which may involve a Fund or Portfolio, such as the existence of any economic relationship between their transactions and securities held or to be acquired by any Portfolio or Fund. The Firm’s compliance officer shall notify the compliance officer of a Fund of any personal conflict of interest relationship which may involve the Fund. Such notification shall occur in the pre-clearance process.

WSP 2.6.9 Investing in Mutual Funds and/or Collective Trusts that we sub-advise.

•	All Employees of McKee must pre-approve any sub-advised mutual fund or collective/pooled fund trades with the Compliance staff.

•

If you are aware of any material inflows/outflows (inside information) into any fund or collective that we manage or sub-advise, you may not initiate personal trades in these funds until two business days after raising/investing the flow.

•	Neither of the restrictions above include automatic investments via payroll deduction and/or reinvestment of dividends which are exempt.

WSP 2.7 Reporting of Violations to the Executive Committee.

Rule 204 (A)-1 requires that all employees report violations of the Code of Ethics to the Chief Compliance Officer of the Firm.

The Chief Compliance Officer of the Firm shall promptly report to the compliance officer of the Fund and the Executive Committee of the Firm all apparent violations of this Code of Ethics and the reporting requirements there under.

When the compliance officer of the Firm finds that a transaction otherwise reportable to the Executive Committee pursuant to the Code could not reasonably be found to have resulted in a fraud, deceit or manipulative practice in violation of Rule 17j-1(a), he/she may, in his/her discretion, lodge a written memorandum of such finding and the reasons therefore with the reports made pursuant to this Code of Ethics,

C.S. McKee, L.P.                    Page 23

in lieu of reporting the transaction to the Executive Committee. Such findings shall, however, be reported to the compliance officer of any respective Funds.

The Executive Committee of the Firm or any Fund, or a Committee of Directors created by such Executive Committee for that purpose, shall consider reports made to the Executive Committee hereunder and shall determine whether or not this Code of Ethics has been violated and what sanctions, if any, should be imposed.

WSP 2.8 Annual Reporting to Executive Committee on Personal Investing.

The Compliance Officer of the Firm shall prepare an annual report relating to this Code of Ethics to the Executive Committee of the Firm and the Funds. Such annual report shall:

(a)	summarize existing procedures concerning personal investing and any changes in the procedures made during the past year;

(b)	identify any violations requiring significant remedial action during the past year; and

(c)

identify any recommended changes in the existing restrictions or procedures based upon the Firm’s experience under its Code of Ethics, evolving industry practices or developments in applicable laws or regulations; and

(d)	state that the Firm had adopted procedures reasonably necessary to prevent access persons from violating the Code.

WSP 2.9 Sanctions

Upon discovering a violation of this Code, the Executive Committee of the Firm or a Fund may impose such sanctions as they deem appropriate, including, among other things, disgorgement of profits, a letter of censure or suspension or termination of the employment of the violator.

WSP 2.10 Retention of Records

The Firm shall maintain the following records as required under Rule 17j-1:

(a)	a copy of any Code of Ethics in effect within the most recent five years;

(b)

a list of all persons required to make reports hereunder within the most recent five years and a list of all persons who were responsible for reviewing the reports, as shall be updated by the compliance officer of the Firm;

C.S. McKee, L.P.                    Page 24

(c)	a copy of each report made by an access person hereunder and submitted to the Firm’s compliance officer for a period of five years from the end of the fiscal year in which it was made;

(d)	each memorandum made by the compliance officer of the Firm hereunder, for a period of five years from the end of the fiscal year in which it was made;

(e)	a record of any violation hereof and any action taken as a result of such violation, for a period of five years following the end of the fiscal year in which the violation occurred; and

(f)	a copy of every report provided to the Firm’s Executive Committee or a Fund’s compliance officer which describes any issues arising under the Code of Ethics and certifies that the Firm has adopted procedures reasonably necessary to prevent access persons from violating the Code of Ethics.

(g)	acknowledgments of supervised persons will be kept for five years after they cease employment with C.S. McKee.

WSP 2.11 Gifts and Entertainment Policy

Employees of McKee

•

Employees must not accept or give any gift or other thing of more than de minimus value from any person or entity that does business with or on behalf of the Firm. For purposes of this Code, “de minimus” shall be considered to be the annual receipt of gifts from the same source valued at $500 or less per individual recipient per year.

Clients that hold the McKee International Mutual Fund

•

Registered Reps of Foreside must not accept or give any gift or other thing of more than de minimus value from any person or entity that does business with or on behalf of the Firm. For purposes of this Code, “de minimus” shall be considered to be the annual receipt of gifts from the same source valued at $100 or less per individual recipient per year, when the gifts are in relation to the Firm’s Mutual Fund Business.

ERISA Clients

•

Employees must not accept or give any gift or other thing of more than de minimus value from any person or entity that does business with or on behalf of the Firm. For purposes of this Code, “de minimus” shall be considered to be the annual receipt of gifts from the same source valued at $250 or less per individual recipient per year, when the gifts are in relation to the Firm’s Mutual Fund Business.

C.S. McKee, L.P.                    Page 25

PA Municipal Clients

•	Employees must not accept or give ANY gift more than a de minimus value defined by Act 44 and the individual municipalities. SEC election limits apply.

SEC election contribution limits to clients

•	Up to 150 per election for individuals that the employee can’t vote for.

•	Up to 350 per election for individuals that the employee can vote for.

Reporting

•	Entertainment and Gifts to clients and or prospects must be documented on Expense reports and/or the General Ledger of McKee.

•	Employees will report (date, vendor, estimated value) and certify quarterly that Entertainment and Gifts received are below the de minimus standards set by McKee.

C.S. McKee, L.P.                    Page 26

      C.S. McKee, L.P.
     CODE OF ETHICS

Exhibit A – Initial Report of Access Person

1.      I hereby acknowledge that (i) I received a copy of the Compliance Manual and the Code of Ethics (the "Code") for C.S. McKee, L.P. (the “Firm”); (ii) I have read and understand the Code; (iii) I recognize that I am subject to the Code as an "Access Person" of the Firm.

2.      Except as noted below, I hereby certify that I have no knowledge of the existence of any personal conflict of interest relationship which may involve the Firm, a Fund or Portfolio, such as any economic relationship between my transactions and securities held or to be acquired by the Firm, a Fund or Portfolio.

3.      As of the date below I had a direct or indirect beneficial ownership in the following accounts.

Please attach a statement, not older than 30 days, for each account being reported. All reports must have ticker and/or cusip.

BROKER, DEALER OR BANK THROUGH WHOM EFFECTED	BENEFICIAL OWNER OF ACCOUNT	ACCOUNT NUMBER	DATE ACCOUNT OPENED

Please contact your broker/RIA and have them send duplicate confirms and statements to C.S. McKee, L.P. Attention: Compliance Officer on an ongoing basis.

Signature:	______________________	Signature:	______________
	Access Person		Compliance Officer
Print Name:	______________________
Date:	______________________	Date:	______________

C.S. McKee, L.P.                    Page 27

C.S. McKee, L.P.

CODE OF ETHICS

Exhibit B1 – Annual Report of Access Person

1.

I hereby acknowledge that I have read and understand the Compliance Manual and the Code of Ethics for C.S. McKee, L.P. (the "Code") and recognize that I am subject thereto in the capacity of an access person of the Firm.

2.	I hereby certify that, during the year ended December 31, 20__, I have complied with the requirements of the Code and I have reported all securities transactions required to be reported pursuant to the Code.

3.	I hereby certify that I have not disclosed pending "buy" or "sell" orders for a Portfolio or a Fund to any employees of any other Management Company, except where (1) the disclosure occurred subsequent to the execution or withdrawal of an order, or (2) where the Management Company is a client of C.S. McKee, L.P.

4.	Except as noted below, I hereby certify that I have no knowledge of the existence of any personal conflict of interest relationship which may involve a Fund or a Portfolio, such as any economic relationship between my transactions and securities held or to be acquired by a Fund or a Portfolio.

5.	As of the date below I had a direct or indirect beneficial ownership in the following accounts.

Please attach a year-end statement for each account listed below.

BROKER, DEALER OR BANK THROUGH WHOM EFFECTED	BENEFICIAL OWNER OF ACCOUNT	ACCOUNT NUMBER	DATE ACCOUNT OPENED

Signature:	_____________________	Signature:	___________________
Access Person			Compliance Officer
Print Name:	_____________________
Date:	_____________________	Date:	___________________
Please check this box if an addendum is attached listing additional accounts [ ]			(No later than 30 days after year-end)

C.S. McKee, L.P.                    Page 28

C.S. McKee, L.P.

CODE OF ETHICS

Exhibit B2 – Addendum to the Annual Report of Access Person

BROKER, DEALER OR BANK THROUGH WHOM EFFECTED	BENEFICIAL OWNER OF ACCOUNT	ACCOUNT NUMBER	DATE ACCOUNT OPENED

C.S. McKee, L.P.                    Page 29

C.S. McKee, L.P.

CODE OF ETHICS

Exhibit C1 – Quarterly Report of Access Person

1.

I hereby acknowledge that I have read and understand the Compliance Manual and the Code of Ethics for C.S. McKee, L. P. (the "Code") and recognize that I am subject thereto in the capacity of an access person of the Firm.

2.

I hereby certify that, during the quarter ended _____________, I have complied with the requirements of the Code and I have reported all securities transactions required to be reported pursuant to the Code.

3.	I hereby certify that I have not disclosed pending "buy" or "sell" orders for a Portfolio or a Fund to any employees of any other Management Company, except where (1) the disclosure occurred subsequent to the execution or withdrawal of an order, or (2) where the Management Company is a client of C.S. McKee, L.P.

4.

Except as noted below, I hereby certify that I have no knowledge of the existence of any personal conflict of interest relationship which may involve a Fund or a Portfolio, such as any economic relationship between my transactions and securities held or to be acquired by a Fund or a Portfolio.

5.	I certify that I have complied with the Gifts and Entertainment Policy. List G&E received below.

Date Received	Vendor	Estimated Value

6.	As of the date below I had a direct or indirect beneficial ownership in the following accounts.

Please attach a quarter-end statement/s and pre-trade clearance forms for each account listed below.

BROKER, DEALER OR BANK THROUGH WHOM EFFECTED	BENEFICIAL OWNER OF ACCOUNT	ACCOUNT NUMBER	DATE ACCOUNT OPENED

Signature:	_____________________	Signature:	_____________________
Access Person			Compliance Officer
Print Name:	_____________________
Date:	_____________________	Date:	_____________________
Please check this box if an addendum is attached listing additional accounts [ ]			(No later than 10 days after year-end)

C.S. McKee, L.P.                    Page 30

C.S. McKee, L.P.

CODE OF ETHICS

Exhibit C2 – Addendum to the Quarterly Report of Access Person

BROKER, DEALER OR BANK THROUGH WHOM EFFECTED	BENEFICIAL OWNER OF ACCOUNT	ACCOUNT NUMBER	DATE ACCOUNT OPENED

C.S. McKee, L.P.                    Page 31

C.S. McKee, L.P.

CODE OF ETHICS

Exhibit D – Personal Securities Transactions Clearance Form

I hereby request pre-clearance of the securities listed below:

SECURITY (include interest rate and maturity date, if applicable)	TICKER OR CUSIP	NUMBER OF SHARES	PRICE PER SHARE (or proposed price)	PRINCIPAL AMOUNT	NATURE OF TRANSACTION (Purchase, Sale, Other)	BROKER/DEALER OR BANK THROUGH WHOM EFFECTED

Exceptions: You do not need to report transactions that ONLY include direct obligations of the U.S. Government, bankers' acceptances, bank certificates of deposit, and registered open-end investment companies (mutual/collective funds unless sub-advised by McKee). In the event that Compliance officials and/or Executive Officers are NOT available to pre-clear (traveling, busy, etc.), employees will be allowed to place a trade if they are certain that it has not violated the spirit of our Code of Ethics. In any case, the Compliance Officer must sign and date the clearance form in a reasonable time-frame after the trade is placed and will be responsible for making sure that the trade did not violate the rules and spirit of this Code. This exception does NOT apply to IPO’s and/ or Private Placements which must be pre-cleared.

1.	Is any proposed transaction described above (i.e. a round trip buy/sell or sell/buy) within sixty (60) days of a prior transaction in the same or equivalent security? Yes: [ ] No: [ ]

If yes, please attach previous personal securities transaction clearance forms and support.

2.	Is any proposed transaction described above considered an Initial Public Offering (IPO) or Private Placement?

Yes: [ ] No: [ ] (Note: CCO must complete memo)

Signature:	___________________	Signature:	____________________
	Access Person		Compliance Officer
Print Name:	___________________
Date:	___________________	Date:	____________________

C.S. McKee, L.P.                    Page 32

WSP 3 Monitoring Client Investment Guidelines

WSP 3.1 The Review Process.

WSP 3.1.1 Equity Restrictions

In order to effectively track investment restrictions according to our client’s investment policies, C.S. McKee uses an internal electronic account management system, SS&C Model/Trade, combined with an outside data source, Institutional Shareholder Services (ISS), to screen account activity. The SVP of Equities or CIO can override ISS recommendations if we feel that it is categorized improperly.

ISS Corporation provides a customized screen on a monthly basis to C.S. McKee that automatically updates our database and alerts us to companies that violate various environmental, social or governance issues. Common client restrictions include avoidance of alcohol, tobacco, firearms, weapons, environmental Issues, and human rights violations.

These investment restrictions are coded in our compliance module and can be established across the board on an industry or security level, or on an individual client basis to include multiple restrictions. In addition, these same restrictions are kept on a spreadsheet, located on our servers, and maintained by the Equity Portfolio Managers to assist with their quarterly reviews.

Trades in client portfolios are generated in the SS&C Model system and sent electronically to the trading desk. At the time the trade is created, the system automatically runs a compliance screen and excludes prohibited securities from being traded on an account by account basis.

All compliance will be handled by Charles River Compliance Module starting in 2010 for all products.

WSP 3.1.2 Fixed Income Restrictions

Fixed income uses a manual process to check investment restrictions on a client’s portfolio. In addition to managing the client’s product to a target weight (at the security type level), they review an excel spreadsheet anytime they need to trade to make sure the client can own a certain position. McKee is currently implementing Charles River Compliance (Scheduled Live is December 2009) which will automate this function for the fixed income group.

C.S. McKee, L.P.                    Page 33

WSP 3.2 The Review Schedule

WSP 3.2.1 Investment Policies

•

Investment policies are reviewed at the (1) inception of the account, or (2) the policy is changed by the client. Any restrictions are placed in either the fixed income excel sheet or equity electronic compliance modules (SS&C). All compliance will be handled by Charles River Compliance Module starting in 2010 for all products.

WSP 3.2.2 Allocations

•

Equity Portfolio Managers receive an Allocation report via email on a daily basis and reviewed manually. Charles River Compliance module will automate this process in 2010 by issuing alerts and warnings.

•	The Client Liaison reviews client allocations on a quarterly basis.

WSP 3.2.3 Restrictions (Will be handled by Charles River in 2010)

•	Restrictions are coded into our compliance module to assist with real-time pre-trade screening for our equity accounts.

•	Additional restrictions are entered into our warehouse and reported on the Allocation report that is reviewed by our Equity Portfolio Managers.

•	The Client Liaison reviews client portfolio’s on a quarterly basis.

•	The fixed income department monitors restrictions through the use of their excel spreadsheet.

WSP 3.2.4 Performance

•	The Client Liaison reviews client performance on a quarterly basis.

•	The Executive Committee and CCO receive a performance outlier report on a monthly basis.

WSP 3.3 New Client Procedures

McKee’s New Asset Manager has overall responsibility in tracking the process from beginning to end.

C.S. McKee, L.P.                    Page 34

At a minimum, the following documents must be received, reviewed, and/or approved by our portfolio managers before we can invest a client’s funds.

•	Management Agreement

•	Investment Policy

•	W9

•	Client Liaison Internal Memo

The Operations staff must complete the following before trading in a New Account.

•	Receive settlement instructions from custodian.

•	Receive and reconcile a certified asset list from custodian.

•	Review the internal memo from the Clients Liaison.

The overall procedures are extremely detailed and each member of our staff is responsible for setting up our clients in the appropriate databases (Alert, Client Management Database, Order Management System, Performance System, etc.)

The final step involves a post-settlement reconciliation and final sign off by Operations on the internal memo received by the Client Liaison.

WSP 3.4 Changes to Existing Client’s Guidelines

As a matter of communication, Client Liaisons are responsible for communicating any changes to a Client’s investment policy and/or guidelines via an internal client memo.

WSP 3.5 Cash Flows

McKee utilizes a third party to collect holdings and transactions from among the 70 custodians that hold our clients accounts. In addition to assisting with the reconciliation process, it is also used as a tool to notify us of cash flows. If the client has not already communicated a significant cash flow, we will ask the consultant and/or client if the flow is correct before investing or in the case of a withdrawal, raising cash.

C.S. McKee, L.P.                    Page 35

WSP 4 Trading Policies

WSP 4.1 Best Execution

Brokers are chosen for trades based upon the following considerations but not limited to:

(a)	Knowledge of the local market and/or the specific security being traded

(b)	Liquidity of the security

(c)	Ability to achieve best execution including, but not limited to, best price, low commission and market impact costs

(d)	Ability to accurately follow instructions

Generally, our portfolio managers/traders have discretion, without approval, to select any broker based upon the above criteria.

Current Equity broker list is maintained by our Head Trader.

(See WSP 4.5 Trading Review Policy).

WSP 4.2 Allocation Policies

WSP 4.2.1 Equity

C.S. McKee groups client accounts in several ways during the process of buying or selling equity securities, namely discretionary brokerage, directed brokerage, model and wrap. These groups may have different execution prices as trade order is generally rotated in a random fashion among the groups.

Trades are blocked for discretionary accounts. Following execution, shares are allocated based upon a percentage of the original share order or allocated randomly to individual accounts.

The order placement for directed accounts are generally rotated on a random basis, and the trading desk will place a trade with one broker then move randomly through the list after each order is executed.

McKee has procedures in place to review the performance of all accounts to make sure they do not deviate significantly from our composite.

C.S. McKee, L.P.                    Page 36

WSP 4.2.2 Fixed Income

Because nearly all of our clients are discretionary, each account will receive a pro-rata allocation of the trade. Careful attention is given to the sector and duration bands when using substitute securities due to client restrictions.

We monitor more than 30 inventory lists in making purchase decisions. If selling into the market, we typically solicit bids from 3-5 different brokers, and then select the best price. We may also employ electronic exchanges such as Market Axcess (corporates) and Trade Web (agencies, treasuries) to search for the best bid.

WSP 4.2.3 Cross Trades

Generally, we only initiate cross trades between our fixed income portfolios. The primary reason for a Cross Trade is to get the best price for both the liquidating party and the receiving party. For small positions, this is a cost effective way to manage cash flows for our fixed income clients.

Any cross transactions will be conducted through an independent broker at the prevailing market price and be in the interest of both clients, as consistent with rule 17a-7 under the Investment Company Act of 1940. (See WSP 4.5 Trading Review)

No cross transactions will be affected between an advisory client and the McKee International Equity Portfolio.

No cross transactions will be affected between an advisory client and the UBOC Collective Trust accounts.

WSP 4.3 Authorized Brokers List

Generally, our portfolio managers have discretion over which brokers to use subject to our Best Execution Policy (WSP 4.1) Head Equity Trader has a list of all current brokers.

WSP 4.4 Soft Dollar Policy

As a matter of policy, soft dollar arrangements are employed whereby investment research and investment related products are received in exchange for brokerage commissions. In such cases, a good faith determination is made of the value of research products and services in relation to commissions paid.

C.S. McKee, L.P.                    Page 37

Research services are generally purchased with soft dollars only in accordance with the safe harbor provisions of Section 28(e) of the Securities Exchange Act of 1943.

In the event that “mixed use” products are obtained with soft dollars, a reasonable allocation of cost will be made between that portion which is eligible as research and that which is non-eligible with only the eligible portion paid for with soft dollars. For any mixed use products or services, appropriate records shall be maintained to support the good faith and reasonableness of cost allocations.

Equity: Approximately 70% of our equity clients are discretionary and all discretionary trades are executed at 2 cents/share or less with approved soft dollar brokers. Clients may pay higher commissions in return for Research received by McKee. Research services received are used to service ALL Clients.

Fixed: Currently, the fixed income department does not utilize soft dollar brokers, but are authorized to do so. Approximately 99% of our fixed clients are discretionary.

Clients may pay higher commissions in return for Research received by McKee. Research services received are used to service ALL Clients.

WSP 4.5 Trading Review

WSP 4.5.1 Transaction Review

The Chief Compliance Officer reviews the Daily Trade Summary report, which includes all across the board trades and cross trades.

WSP 4.5.2 Re-Allocation Review

Traders need to send an email to the Chief Compliance Officer if a reallocation is necessary post-execution.

WSP 4.5.2 Best Execution Review

The Head Trader and CIO or SVP of Equities will review the activity of brokers on a quarterly basis.

C.S. McKee, L.P.                    Page 38

WSP 4.5.3 Statement on “Specially Designated Nationals and Blocked Persons.”

C.S. McKee, does not maintain or transact business for or with personal or commercial accounts held in the name(s) of individuals or organizations that the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) has listed as “Specially Designated Nationals and Blocked Persons” nor with any account in an embargoed country as determined by OFAC.

WSP 4.5.4 Anti-Money Laundering Program

McKee will make sure that all client custodians have an AML program in place. Proof of such a program is kept on file in the Operations Department.

WSP 4.6 Trading Errors

Trade errors are to be reported immediately to the Chief Compliance Officer. As a matter of communication, the CCO will also notify the CEO and/or CIO. The Chief Compliance Officer will record these errors in the Compliance Journal and report these to the Executive Committee on a quarterly basis.

Errors are reviewed on a case by case by basis, and C.S. McKee will assume the cost of correcting the error if appropriate.

Soft dollars will NOT be used in the event that McKee is required to assume the cost of correcting an error.

WSP 4.7 IPO Policy

Directed accounts will not participate in IPO’s unless the directed broker is the lead manager for the offering. The directed order will be placed as a separate trade.

IPO’s are allocated according to the following method:

Shares will be distributed by investment style (i.e. core, value, small cap and/or international. Shares are distributed proportionately based upon the number of shares received versus the original share order. Shares will not be allocated to accounts in less than 1000 share increments. If only enough shares are received to fill one account, the shares will be allocated to a randomly chosen account.

C.S. McKee, L.P.                    Page 39

WSP 4.8 Procedures for Governing the McKee International Fund.

WSP 4.8.1 Checks and Balances

Advisory personnel are under the direct supervision of the Chief Investment Officer ( See WSP 1.8 Org Chart).

The Compliance Staff reviews the prospectus and the Statement of Additional Information of the McKee International Equity Portfolio on an annual basis and makes any necessary revisions.

The portfolio manager is responsible for ensuring that the Fund is managed in compliance with the guidelines outlined in the fund prospectus and the statement of additional information (SAI), as well as all applicable SEC and IRS regulations, at all times. In particular, the portfolio manager will verify the following:

1.	That 80% of Fund assets are invested in equity securities of companies located in at least three countries other than the United States.

NOTE: The Fund is generally expected to hold more than 50 stocks selected from at least 15 countries. If it is expected that these parameters will not be met for an extended period, the portfolio manager will report this to the firm’s compliance officer.

NOTE: During unusual market circumstances or when unusually large cash inflows or redemptions are received, the Fund may temporarily deviate from its principal investment strategy and invest up to 100% of assets in short-term, high quality debt instruments. Should such temporary deviation be necessary, the portfolio manager will report this to the firm’s compliance officer.

2.	That not more than 5% of Fund assets are invested in any one security.

3.

That not more than 10% of Fund assets are invested in the securities of other investment companies, that not more than 5% of Fund assets are invested in the securities of any one investment company, and that the Fund not acquire more than 3% of the outstanding securities of any one investment company.

4.	That put and call options written by the Fund are fully covered by underlying securities, cash or liquid securities, or offsetting options as detailed in the SAI.

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5.

That the total market value of securities sold short by the Fund does not exceed 25% of net assets, that the market value of securities of any single issuer sold short does not exceed 2% of net asset value, and that any security sold short would constitute more than 2% of any class of the issuer’s securities.

6.	That the Fund has segregated cash or liquid securities equal in value to commitments for when- issued, delayed delivery, or forward delivery transactions.

7.	That the total value of illiquid securities held by the Fund not exceed 15% of net assets.

8.	That the Fund not acquire more than 5% of the outstanding equity or 10% of the outstanding debt issued by a company in a securities related business.

9.	That the Fund does not engage in any transactions designed to manipulate the price of a security or create a misleading impression of Fund holdings or performance.

10.	That the Fund does not engage in any other transaction prohibited by the prospectus, the SEC or any applicable law.

11.	That the Fund will select brokers and monitor trade executions in accordance with the Adviser’s trading procedures and address any discrepancies in order to assure Best Execution

12.	That the Fund will vote all proxies for securities held in the Fund in accordance with the

Adviser’s proxy voting procedures.

13.	That the Fund will avoid disclosing securities held by the Fund to any party except as required by applicable law or unless the holdings have been made public per the Fund’s disclosure rules.

14.	That the Fund will monitor the credit worthiness of counterparties to repurchase and swap transactions in order to avoid transactions with those having below investment grade rating.

WSP 4.8.2 Security Lending

The Fund uses a third-party for security lending. Income is shared between the Security Lending Agent and the Fund. McKee does not receive any proceeds from this agreement.

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WSP 4.9 Valuations

WSP 4.9.1 McKee International Fund

McKee’s Fund Accountant, SEI, reviews our portfolio for illiquid securities/stale prices and sends notification to our Operations manager on an as need basis.

The Fair Value Committee is convened when issues arise that may affect the striking of the NAV. Recommendations and votes cast at these meetings are tracked and kept at SEI.

SEI utilizes a third-party service to fair-value the International Securities when certain after-market benchmarks are triggered.

WSP 4.9.2 Pricing Illiquid Securities

McKee utilizes a third-party service to price our client portfolios.

On occasion, our service provider may be unable to price a security. This event is usually restricted to our fixed income securities. To accurately present our clients with an up-to-date market value for their portfolio, we are forced to go to unaffiliated Third Party Brokers directly to obtain an appropriate pricing level. The Fixed Income Managers provide Operations with the prices and support obtained from Third Party brokers. Operations will retain these documents in their files. Compliance staff reviews these files on a monthly basis.

WSP 4.9.3 Reconciliations

•	McKee reconciles Shares and Transactions for all of their institutional clients on a monthly basis.

•

McKee also receives daily holding and transaction feeds from a third party vendor to (1) facilitate timely notification of cash flows, and (2) as a secondary check against our shadow accounting system in order to make timely adjustments if necessary.

•	Clients sign a form authorizing their custodian to provide our third party vender with daily files to assist with our reconciliation process. These authorizations are kept on file in the Operations department.

•	In the event that a particular custodian/client is unable to send a file to our third party vendor, McKee will be forced to rely on Month-End statements for the reconciliation process.

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WSP 4.9.4 Billing Procedures

•	Accounting is responsible for generating invoices to our clients.

•	Most invoices are calculated using a system that was developed and maintained in-house.

•	Fee calculation reports are available on request.

•	In general, most institutional clients are billed quarterly in arrears.

•	A minority of our relationships may choose to pay us monthly, or even calculate their own fees for submission to McKee.

•	New and Terminating Clients will have invoices prorated to the nearest day.

•	Refunds may be necessary if a client has elected to pay in advance and a termination falls in the middle of a billing cycle.

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WSP 5 Proxy Policy

WSP 5.1 Objective

The objective of our proxy voting process is to maximize the long-term investment performance of our clients

WSP 5.2 Policy

It is our policy to vote all proxy proposals in accordance with management recommendations except in instances where the effect of particular resolutions could adversely affect shareholder value. In such cases, it is our policy to vote against these proposals. Examples of proposals which could negatively impact shareholder interest include, but are not limited to the following:

1.	Anti-takeover amendments such as fair price provisions and staggered board provisions.

2.	Poison pill provisions designed to discourage another entity from seeking control.

3.	Greenmail attempts.

4.	Golden parachutes and related management entrenchments measures.

5.	Oversized stock option grants and strike price revisions.

WSP 5.3 Procedures

Our procedure for processing proxy statements is as follows:

1.

Upon receipt, all proxy material will be forwarded to the Investment Administrative Assistant for his/her review. Specifically, proxies will be reviewed for material conflict of interest and in such cases will be addressed by the Compliance Department to ensure that resolutions are voted in the best interest of shareholders.

2.	If the proxy proposals are routine and contain no proposals adverse to the investment interests of our clients, the Investment Administrative Assistant will vote the resolutions in favor of management. The vote will be reviewed and signed by the CIO.

3.

If non-routine proposals or proposals considered to have a potentially negative investment performance impact are discovered, the Chief Investment Officer will review the particular resolutions thoroughly with the equity manager responsible for the investment.

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4.	After this review, if the Chief Investment Officer determines that specific proposals could have a negative investment performance effect, they will vote against those proposals.

5.	The Chief Investment Officer will review any exceptional provisions which are of significant investment interest with the Chief Executive Officer before voting on those issues.

6.	Copies of all proxy material, along with our voting record, will be maintained by the Investment Administrative Assistant and can be obtained by emailing info@csmckee.com.

7.	The Chief Investment Officer will review our proxy voting record with the Chief Executive Officer annually, or more often if necessary.

WSP 5.4 Authorization to Vote Proxies

•	The default will be for McKee to vote all Proxies for securities that we currently own that are received via mail or our Electronic proxy service.

•	Clients must notify McKee in writing if they do not want us to vote proxies. These notifications will be kept on file.

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WSP 6 Privacy Policy

We recognize that the relationship we have with our various clients is our most important asset. That relationship is founded upon the client’s trust and confidence in C.S. McKee. An essential component of that relationship is the commitment that we make to protect information relating to each account. Since we believe that it is the desire of our clients to protect their privacy, we will not disclose personal information to any party unless it is required by law, the client has provided us with specific written direction, or such disclosure is integral to the provision of our investment advisory services to that account. Under no conditions will C. S. McKee sell client information to anyone.

WHAT INFORMATION IS COLLECTED, MAINTAINED AND COMMUNICATED?

In the course of establishing and maintaining account relationships, it is common to collect certain information that relates to various aspects of our business. While this information is available to internal C. S. McKee marketers, it is not distributed to any outside marketing group. Examples of the kind of information collected and maintained include:

1.	Account information, including contact names, addresses and phone numbers are compiled when the account is opened.

2.	Trade tickets and account statements generated as output from our processes.

3.	Reports from third parties such as custodians or brokerage houses received and maintained as record for the accounts.

C.S.MCKEE INFORMATION PROTECTION

To fulfill our privacy commitment to clients, certain steps have been taken to ensure that such information is protected.

Physical Safeguards:

•	Our primary office and off-site storage area is guarded 24/7 by security personnel

•	Our office is locked to the general public during off-hours.

•	General file cabinets can also be secured if they contain sensitive information.

•	Backup tapes are kept in local Bank Vault.

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Electronic Safeguards:

•	Our network is guarded by a firewall to prevent hacking.

•	All PC’s/laptops are password protected. Inactivity will cause the user to be logged off.

Policies and Procedures:

•	Access to client information is restricted to employees requiring the information to satisfactorily perform their jobs.

•	Employees may not use private email to conduct business.

•	Confidentiality clauses are resident in the contracts governing our business relationship with outside service providers requiring client information.

•	C. S. McKee will not disclose personal information relating to a current or former client account or account representative unless one or all of the following conditions are met:

a)	Written consent has been received from the client.

b)	C. S. McKee is permitted by law to provide such information.

c)	We believe that the recipient of any information has been identified in writing by you as your authorized representative.

d)	The recipient provides services to the account essential to provide investment management for the account.

The C. S. McKee Executive Committee has adopted this policy of client information protection as a firm-wide practice.

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WSP 7 Books And Records Retention.

C.S. McKee retains all books and records as required by the Investment Adviser Act of 1940. In addition to the documentation updated directly in our WSP, the following records, not necessarily all-inclusive, would be accessible to regulatory agencies during a standard audit.

1.	Investment Recommendations

2.	Client/Sub-Advisory/Fund/Wrap Contracts and Investment Policies

3.	Quarterly Broker Execution Review

4.	Custodian Reconciliations

5.	Transactions and Holdings

6.	Trade Tickets

7.	Daily Summary Trade Reports

8.	Vendor Agreements

9.	Regulatory filings

10.	Compliance Checklists

11.	Gift and Entertainment Log

12.	Org Chart

13.	Insurance Provisions

14.	Records of request of proxy voting

15.	Client Complaint File

16.	Advertisements/Brochures File

17.	Annual Review of WSP Reports

18.	GIPS Verification by Independent Auditor

19.	Compliance Audit by Independent Auditor

20.	Emails

21.	Client Files

22.	Class Action Filings

23.	Corporate Action Instructions

24.	Executive Committee Agenda

25.	Compliance Officer Quarterly Reports to Executive Committee

26.	Results of CCO Testing (BCP, Email, Forensic)

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WSP 8 Employee Training

WSP 8.1 All Employees

The Chief Compliance Officer will disseminate Compliance related information to employees during our quarterly meetings on an as needed basis.

Compliance manuals will be distributed annually to all employees either through the email system or by the delivery of a hard copy.

WSP 8.2 Licensed Broker Representatives

Licensed Broker Representatives must undergo CPE credits to remain licensed and attend at least one compliance meeting annually.

WSP 8.3 Chief Compliance Officer Training

The Chief Compliance Officer will review publications and newsletter pertaining to changes in regulations.

The current CCO (Ulf Skreppen) is a member of the National Society of Compliance Professionals and receives periodic updates from their website and through email notifications.

In addition, the CCO will occasional attend seminars hosted by the NSCP or other similar entities. The CCO attended the NSCP National meeting in October of 2007.

The current CCO (Ulf Skreppen) is also a member of a local compliance roundtable that meets monthly to discuss current regulatory issues.

The CCO receives updates from its independent compliance auditor (Ashland Partners) during the course of the year.

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WSP 9 Business Communications

WSP 9.1 Email

All business related activity should be completed using the Companies Email Domain (@csmckee.com). Business is not to be conducted on personal emails (i.e. yahoo, hotmail)

WSP 9.2 Instant Messaging

No instant messaging programs are allowed at C.S. McKee.

WSP 9.3 Texting

No texting of business related activities on cell phones or other portable devices allowed.

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WSP 10 Business Continuity Plan (BCP)

Clients are directed to call our main number at 412-566-1234 or log onto our website at www.csmckee.com for important information during a declared disaster. Our clients can also rely on C.S. McKee to continue un-interrupted services if such an event would occur. Our business continuity plan has addressed a full spectrum of scenarios to ensure that portfolio’s can be managed continuously.

In the event that we do not have access to our offices, key personnel will have access to our datacenter from their home or one of our disaster recovery sites.

Furthermore, in the event that our datacenter is inaccessible, we can (1) retrieve our information from back-up tapes located in off-site safety deposit boxes, (2) download critical files from our secure third party FTP website, (3) access custodian websites, or (4) pull hard copy files from National Underground storage.

WSP 10.1 Our BCP Plan in Action

How can we be so sure that we have covered our bases? Well, in 2005 a city water main broke outside of our building dumping 30 million gallons of water into the streets and the surrounding gateway center buildings that we occupy. On Friday our CEO instructed us to set up our disaster recovery office. By Monday morning, we had eight members of our staff working from a remote site with full access to our portfolio management systems. The remaining key members from our staff were able to work directly from their own homes.

What we learned from our experience is that we can (1) purchase all the equipment we need within hours of a declared disaster, (2) we can set up the necessary programs and connectivity within 24 hours, and (3) we can work from multiple locations as long as we have access to the Internet.

WSP 10.2 What type of Disasters have we reviewed.

Although we can not necessarily list every single scenario, the following matrix shows how we may handle various declared disasters.

Disaster	Possible Fix
Complete and Permanent Loss of Office	Relocate to any Hotel/Temporary Office Space that has

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Access to the Internet. Use Servers and PC’s, and back-up tapes, all of which are stored off-site, to create office from scratch.
Temporary Loss of Office	Relocate to any Hotel/Temporary Office Space and depending on whether we have access to our office, set up remote connectivity to our existing servers.
Internet is down	Call vendor and ask for an estimate on when it might be restored. If longer than a day, we may have individuals work directly from home or possibly set up a temporary office.
Loss of Key Personnel

Notify clients immediately. Our team approach does not depend on a single individual so we are confident that operations would continue as normal at the level of excellence that has been expected by our clients.

WSP 10.3 How and who maintains our BCP?

Our overall program is constantly being reviewed and modified almost daily by our BCP team.

The following positions at McKee are responsible for implementing fixes for permanent or temporary solutions in the event of a declared disaster.

•	Operations Manager

•	Systems Administrator

•	IS Consultant

•	Office Manager

WSP 10.4 Testing of our BCP Plan

The Operations Manager, Systems Administrator and a few employees will set up a temporary location on an Annual basis to test our capabilities to work off-site. Results of this test are reported to the Executive Committee.

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WSP 11 Independent Audits of McKee

C.S. McKee claims company-wide compliance with GIPS standards and has been verified since January

1, 1992. C.S. McKee maintains written policies and procedures used in establishing and maintaining compliance with all the applicable requirements of the GIPS standards. For a full disclosure document on each of our marketable products, please contact our Chief Compliance Officer at info@csmckee.com.

C.S. McKee utilizes a third-party auditor to review our compliance program. For their comments, please contact our Chief Compliance Officer at info@csmckee.com.

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WSP 12 Definitions

"Access person" means any full-time employee.

"Advisory representative means any employee, who in connection with his or her regular functions or duties, normally makes, participates in, or otherwise obtains current information regarding the purchase or sale of a security by the Firm, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and any natural person in a control relationship to the Firm who obtains information concerning recommendations made concerning a purchase or sale of a Security. This definition includes but is not limited to the following: partner, officer, Executive Committee member,

“Investment Person”, “Portfolio Manager” and any other employee of the Adviser designated as an “Advisory Representative” from time to time by the Compliance Officer.

“Non-Advisory Representative” means any individual who has no contact with information regarding the purchases or sales of Securities made by the Firm in his or her regular functions or duties. However, such individuals are subject to the Preamble and Policy Statement on Insider Trading contained in this Code.

"Affiliated company" means a company which is an affiliated person, as defined in the 1940 Act.

"Affiliated person" of another person means (a) any person directly or indirectly owning, controlling, or holding with power to vote, five (5%) percent or more of the outstanding voting securities of such other person; (b) any person five (5%) percent or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote, by such other person; (c) any person directly or indirectly controlling, controlled by, or under common control with, such other person; (d) any officer, committee member, director, partner, copartner, or employee of such other person; (e) if such other person is an investment company, any investment adviser thereof or any member of an advisory board thereof; and (f) if such other person is an unincorporated investment company not having a board of directors, the depositor thereof.

"Beneficial ownership" shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) of the Securities Exchange Act of 1934, as amended (the "1934 Act") in determining whether a person is the beneficial owner of a security for purposes of Section 16 of the 1934 Act and the rules and regulations there under, that, generally speaking, encompasses those situations where the beneficial owner has the right to enjoy a direct or indirect economic benefit from the ownership of the security. A person is normally regarded as the beneficial owner of securities held in (i) the name of his or her spouse, domestic partner, minor children, or other relatives living in his or her household; (ii) a trust, estate or other

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account in which he/she has a present or future interest in the income, principal or right to obtain title to the securities; or (iii) the name of another person or entity by reason of any contract, understanding, relationship, agreement or other arrangement whereby he or she obtains benefits substantially equivalent to those of ownership.

"Control" means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company. Any person who owns beneficially, either directly or through one or more controlled companies, more than twenty-five (25%) percent of the voting securities of a company shall be presumed to control such company. Any person who does not so own more than twenty-five (25%) percent of the voting securities of any company shall be presumed not to control such company. A natural person shall be presumed not to be a controlled person.

"Disclosable transaction" means any transaction in a security pursuant to which an access person would have a beneficial ownership.

“Firm” means the investment adviser registered with the Securities and Exchange Commission under the Investment Advisers Act of 1940, subject to this Code of Ethics.

“Fund” means any investment vehicle registered under the Investment Company Act of 1940 for which the Firm acts as manager, adviser or sub adviser.

"Non-interested" Director means a director or trustee who is not an interested person.

"Interested Person" of another person, when used with respect to a Fund, means (i) any affiliated person of the Fund; (ii) any member of the immediate family of any natural person who is an affiliated person of the Fund; (iii) any interested person of any investment adviser of or principal underwriter for the Fund; (iv) any person or partner or employee of any person who at any time since the beginning of the last two completed fiscal years of the Fund has acted as legal counsel for the Fund; (v) any broker or dealer registered under the Securities Exchange Act of 1934 or any affiliated person of such a broker or dealer; or (vi) any natural person whom the Commission by order shall have determined to be an interested person by reason of having had, at any time since the beginning of the last two completed fiscal years of the Fund, a material business or professional relationship with the Fund or with the principal executive officer of such company or with any other investment company having the same investment adviser or principal underwriter or with the principal executive officer of such other investment company, provided, that no person shall be deemed to be an interested person of an investment company solely by reason of (aa) his being a member of its Board of Directors, Executive Committee or advisory board or an owner of

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its securities, or (bb) his membership in the immediate family of any person specified in clause (aa) of this proviso.

"Initial Public Offering" means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the 1934 Act.

"Investment Personnel" means (a) any Portfolio Manager of the Firm; (b) any employee of the Firm (or of any company in a control relationship to a Fund or the Firm) who, in connection with his regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Firm, including securities analysts and traders; or (c) any person who controls a Fund or the Firm and who obtains information concerning recommendations made to any Fund or Portfolio regarding the purchase or sale of securities by the Fund or Portfolio.

"Limited Offering" means an offering that is exempt from registration under the Securities Act of 1933, as amended (the "Securities Act") pursuant to Section 4(2) or Section 4(6) or Rules 504, 505 or 506 under the Securities Act. Limited offerings are commonly referred to as private placements.

"Person" means a natural person or a company.

“Portfolio” means any account, trust or other investment vehicle (except “Fund”) over which the Firm has investment management discretion.

"Portfolio Manager" means an employee of the Firm entrusted with the direct responsibility and authority to make investment decisions affecting the Portfolios or Funds managed by the Firm.

"Purchase or sale of a security" includes, among other things, the writing of an option to purchase or sell a Security.

“Security Held or to be Acquired” means (i) any security which, within the most recent 15 days, is or has been held by a Fund or Portfolio, or is being or has been considered for purchase by a Fund or Portfolio, or (ii) any option to purchase or sell and any security convertible into or exchangeable for a Security.

"Security" shall have the meaning set forth in Section 202(a)(18) of the Advisers Act and Section 2(a)(36) of the 1940 Investment Company Act. Further, for purposes of this Code, “Security” shall include any commodities contracts as defined in Section 2(a)(1)(A) of the Commodity Exchange Act. This definition includes but is not limited to futures contracts on equity indices.

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“Security” shall not include direct obligations of the Government of the United States, ,bankers’ acceptances, bank certificates of deposit, high quality short-term debt instruments (maturity of less than 366 days at issuance and rated in one of the two highest rating categories by a Nationally Recognized Statistical Rating Organization), including repurchase agreements, commercial paper and shares of money market funds that limit their investments to the exempted securities enumerated above. Also excluded from the definition are any registered open-end investment companies (e.g. open-end mutual funds). Any question as to whether a particular investment constitutes a “Security” should be referred to the Compliance Officer of the Firm.

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